As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-271900

Registration No. 333-173360

Registration No. 333-150228

Registration No. 333-144188

Registration No. 333-144184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-271900

FORM S-8 REGISTRATION STATEMENT NO. 333-173360

FORM S-8 REGISTRATION STATEMENT NO. 333-150228

FORM S-8 REGISTRATION STATEMENT NO. 333-144188

FORM S-8 REGISTRATION STATEMENT NO. 333-144184

UNDER

THE SECURITIES ACT OF 1933

DISCOVER FINANCIAL SERVICES

(Exact name of Registrant as specified in its charter)

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

Discover Financial Services 2023 Omnibus Incentive Plan

Discover Financial Services Directors’ Compensation Plan

Discover Financial Services Employee Stock Purchase Plan

Discover Financial Services Omnibus Incentive Plan

(Full title of Plan)

Matthew W. Cooper

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to each of the following registration statements on Form S-8 (collectively, the “Registration Statements”) is being filed by Discover Financial Services (“Discover”) to terminate all offerings under the Registration Statements and to deregister any and all shares of Discover common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder:

1.

Registration Statement on Form S-8, File No. 333-271900, filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2023, registering the offer and sale of 18,000,000 Shares for issuance under the Discover Financial Services 2023 Omnibus Incentive Plan.

2.

Registration Statement on Form S-8, File No. 333-173360, filed with the Commission on April 7, 2011, registering the offer and sale of 500,000 Shares issuable under the Discover Financial Services Directors’ Compensation Plan.

3.

Registration Statement on Form S-8, File No. 333-150228, filed with the Commission on April 14, 2008, registering the offer and sale of 3,000,000 Shares issuable pursuant to the Discover Financial Services Employee Stock Purchase Plan.

4.

Registration Statement on Form S-8, File No. 333-144188, filed with the Commission on June 29, 2007, registering the offer and sale of 500,000 Shares issuable pursuant to the Discover Financial Services Directors’ Compensation Plan.

5.

Registration Statement on Form S-8, File No. 333-144184, filed with the Commission on June 29, 2007, registering the offer and sale of 45,000,000 Shares issuable pursuant to the Discover Financial Services Omnibus Incentive Plan.

On May 18, 2025, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2024, by and among Discover, Capital One Financial Corporation (“Capital One”) and Vega Merger Sub, Inc. (“Merger Sub”) (the “Merger Agreement”), Merger Sub merged with and into Discover (the “Merger”), with Discover as the surviving corporation in the Merger. Immediately following the Merger, Discover merged with and into Capital One (the “Second Step Merger” and together with the Merger, the “Mergers”), with Capital One as the surviving entity in the Second Step Merger.

In connection with the Mergers, Discover has terminated all offerings of Discover’s securities pursuant to the Registration Statements. In accordance with the undertakings made by Discover in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 to each of the Registration Statements hereby removes from registration all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the 19th day of May, 2025.

CAPITAL ONE FINANCIAL CORPORATION as successor by merger to Discover Financial Services.

By:	/s/ Matthew W. Cooper
Name:	Matthew W. Cooper
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.